Exhibit 99

Oriental Financial Group Fourth Quarter & 2011 Results

SAN JUAN, Puerto Rico, January 30, 2012 – Oriental Financial Group Inc. (NYSE: OFG) today announced results for the fourth quarter and year ended December 31, 2011.

“We achieved major progress in 2011 executing on our strategies, growing our franchise value and returning capital to investors,” said José Rafael Fernández, President, Chief Executive Officer and Vice- Chairman of the Board. “We are entering 2012 with increasing momentum in our ability to expand quality credit and deposit relationships, as well as continuing to build our reputation as a solid commercial lender.

“We are also selectively reducing our wholesale funding and generating more interest income from loans. The 2010 Eurobank acquisition is becoming more accretive than originally expected. This should continue to benefit Oriental in upcoming quarters as well.

“During the fourth quarter, we reduced and renewed certain repos in a manner that should positively impact results in 2012 and beyond. We also recorded a charge on a CDO sold in January. On a pre-tax operating income basis, we had a solidly profitable fourth quarter and an excellent year.

“The steps we have taken are expected to enhance Oriental’s plans to grow our banking capabilities, fortify our already strong capital position, and further improve performance.”

2011 Financial Summary

•	Income available to common shareholders of $29.6 million, or $ 0.67 per diluted share, compared to loss of $18.2 million, or ($0.50) per share, in 2010.

•	Pre-tax operating income of $48.6 million increased 22.5% from $39.7 million in 2010.

•	Strong growth in core lending, banking and wealth management operations, including a more than 38% increase in commercial loan production.

•	Book value per share at December 31, 2011 of $15.22, up 6.2% from a year ago and 1.5% from September 30, 2011.

•	Due to the Company’s stock repurchase program, common shares outstanding at December 31, 2011 of 41.2 million were reduced 11.0% from a year ago and 6.3% from September 30, 2011.

•	Cash dividends per common share of $0.21 for the year, up 23.5% from 2010.

•	Net credit losses of only 0.81% of average loans outstanding, while the allowance for loan losses increased 17.8%.

4Q11 Financial Summary

•

Loss to common shareholders of $13.1 million, or ($0.31) per share, which includes an income tax benefit of $4.8 million. This compares to income of $3.9 million, or $0.08 per share, in the year ago quarter, and income of $15.6 million, or $0.35 per share, in the quarter ended September 30, 2011.

•

Results reflected the following charges that are not considered part of Oriental’s pre-tax operating income: (i) a $15.0 million other than temporary impairment (OTTI) charge on the aforementioned collateralized debt obligation (CDO); (ii) a $2.4 million write-down of interest receivable on delinquent residential mortgage loans; and (iii) a $2.4 million write-down on foreclosed properties and other non-performing real estate-related assets, most of which were acquired as part of the FDIC assisted Eurobank acquisition.

•

Oriental sold the aforementioned CDO in January 2012 for $10.5 million. The security, which was no longer consistent with the Company’s investment strategy, had experienced market deterioration in recent months. At September 30, 2011, it had an unrealized loss of approximately $10.0 million.

•

Pre-tax operating income of $6.1 million. This compares to a loss of $0.6 million in the year ago quarter and income of $11.5 million in the third quarter of 2011. Compared to the preceding quarter, the fourth quarter of 2011 included $6.2 million in additional premium amortization on mortgage backed securities (MBS), partially offset by continued growth in core lending, banking and wealth management activities.

4Q11 Income Statement Analysis

•

Interest income from loans of $39.4 million increased 11.3% from the third quarter. Growth was due to continued improved performance of covered loans (the former Eurobank loans) and growth of Oriental’s non-covered commercial, auto leasing and consumer loan portfolio.

•

Interest income from investment securities of $25.9 million declined 28.5% from the third quarter. This primarily reflected increased premium amortization, based on an increase in repayments as a result of the current interest rate environment. Other factors were lower balances and yields.

•

Total interest expense of $37.4 million declined 4.3% from the third quarter. This was due to reduced cost of deposits (both retail and wholesale) and lower cost and lower balances of wholesale funding.

•

Total banking and wealth management revenues of $12.4 million increased 9.8% from the third quarter. Wealth management revenues grew 10.0% due to increased brokerage and trust business. Assets under management of $4.1 billion at December 31, 2011 were up 4.0% from September 30, 2011, including a 7.5% increase in brokerage account assets. Banking service revenues increased 14.6% due to the use of more commercial products and services.

•	Non-interest expenses of $30.4 million were flat with the third quarter due to effective cost controls.

Partial Pay Down of Repurchase Agreements

•

In December 2011, $600 million in repurchase agreement (repo) funding with an average cost of 4.23% matured. Utilizing cash on hand and proceeds from the sale of approximately $77 million of mortgage backed securities, half of the repos were paid off. The remaining balance was renewed for an average period of approximately three and a half years at an effective fixed rate of 2.36%.

•

These transactions enabled Oriental to eliminate $300 million in wholesale funding, reduce cost of funds on an additional $300 million of borrowings, and deploy cash at a significantly higher return – all of which is expected to generate approximately $13 million more in net interest income on an annualized basis. Oriental reduced repo funding by a total of $400 million in 2011, including the early extinguishment of a $100 million repo in the third quarter.

December 31, 2011 Balance Sheet Analysis

•

Cash and cash equivalents (including securities purchased under agreements to resell) of $605.5 million declined $76.9 million from September 30, 2011, reflecting the aforementioned repo pay down, partially offset by repayments on MBS.

•	Total investments of $3.9 billion declined 5.4% from September 30, 2011, primarily reflecting the aforementioned pre-payments on MBS and sale of securities.

•

Total non-covered loans of approximately $1.2 billion increased 1.2% from September 30, 2011. Growth of commercial, leasing and consumer loans more than offset the reduction of residential mortgage loans. Covered loans of $533.5 million declined 5.0% from September 30, 2011 as they continue to pay down.

•

Loan production in the strategically significant commercial category totaled $47.5 million, up 58.0% from the third quarter. For the year, commercial loan production increased 38.3%, to $139.8 million.

•

Retail deposits of $2.0 billion remained approximately level compared to September 30, 2011 as cost of those deposits dropped to 1.66% from 1.79%. For the year, interest-bearing savings and demand deposits increased 2.2%, while cost of retail deposits dropped to 1.81% in 2011 from 2.23% in 2010.

•

Stockholders’ equity of $695.6 million declined 4.4% from September 30, 2011, primarily due to stock repurchases. Book value per share, however, increased to $15.22 as of December 31, 2011 from $14.99 as of September 30, 2011.

Other 4Q11 Highlights

•

Credit Quality: The allowance of $37.0 million increased 3.2%, equal to 3.06% of total non-covered loans and leases versus 3.00% at September 30, 2011. Net credit losses of $2.7 million resulted in a total of $9.6 million for the year. Non-performing assets increased less than 1.0% from September 30, 2011.

•

Stock Repurchases: As part of its authorization to repurchase $70 million in shares of its common stock in the open market, Oriental bought approximately 2.8 million shares, at an average price of $10.57 per share, during the quarter ended December 31, 2011. Under the current authorization, Oriental can buy back approximately $40 million more in shares. For all of 2011, Oriental bought approximately 5.2 million shares at an average price of $11.28 per share.

•

Capital: Oriental maintains regulatory capital ratios well above the requirements for a well-capitalized institution. At December 31, 2011, the Leverage Capital Ratio was 9.65%, Tier-1 Risk-Based Capital Ratio was 31.56%, and Total Risk-Based Capital Ratio was 32.84%.

Conference Call

A conference call to discuss Oriental’s results, outlook and related matters will be held Tuesday, January 31, 2012, at 8:30 AM Eastern Time / 9:30 AM Puerto Rico Time. The call will be accessible live via a webcast on Oriental’s Investor Relations website at www.orientalfg.com. A webcast replay will be available shortly thereafter. Access the webcast link in advance to download any necessary software.

About Oriental Financial Group

Oriental Financial Group Inc. is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations, principally through its two subsidiaries, Oriental Bank and Trust and Oriental Financial Services. Now in its 48th year in business, Oriental provides a full range of commercial, consumer and mortgage banking services, as well as financial planning, trust, insurance, investment brokerage and investment banking services, primarily in Puerto Rico, through 30 financial centers. Investor information about Oriental can be found at www.orientalfg.com.

Non-GAAP Financial Measures

From time to time, Oriental uses certain non-GAAP measures of financial performance to supplement the financial statements presented in accordance with GAAP. Oriental presents non-GAAP measures when its management believes that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Oriental’s management has reported and discussed the results of operations herein both on a GAAP basis and on a pre-tax operating income basis (defined as net interest income, less provision for loan and lease losses, plus banking and wealth management revenues, less non-interest expenses, and calculated on the accompanying table). Oriental’s management believes that, given the nature of the items excluded from the definition of pre-tax operating income, it is useful to state what the results of operations would have been without them so that investors can see the financial trends from Oriental’s continuing business.

Tangible common equity consists of common equity less goodwill. Management believes that the ratios of tangible common equity to total assets and to risk-weighted assets assist investors in analyzing Oriental’s capital position.

Forward-Looking Statements

The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market in Puerto Rico; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of any acquired entity. For a discussion of such factors and certain risks and uncertainties to which Oriental is subject, see Oriental’s annual report on Form 10-K for the year ended December 31, 2010, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, Oriental assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

# # #

Contacts:

Puerto Rico: Marilyn Santiago (msantiago@OrientalFG.com), Oriental Financial Group Inc., (787) 993-4648

U.S.: Steven Anreder (steven.anreder@anreder.com) and Gary Fishman (gary.fishman@anreder.com), Anreder & Company, (212) 532-3232

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

SUMMARY OF OPERATIONS (Dollars in thousands):

	QUARTER ENDED				YEAR TO DATE
	31-Dec-11	31-Dec-10%		30-Sep-11	31-Dec-11	31-Dec-10%
Interest Income:
Loans
Loans not covered under shared-loss agreements with the FDIC	$17,239	$18,160	-5.1%	$17,161	$68,333	$71,310	-4.2%
Loans covered under shared-loss agreements with the FDIC	22,158	15,926	39.1%	18,222	67,665	44,158	53.2%

Total interest income from loans	39,397	34,086	15.6%	35,383	135,998	115,468	17.8%
Mortgage-backed securities	23,649	35,977	-34.3%	33,515	151,924	161,518	-5.9%
Investment securities	1,897	2,205	-14.0%	2,366	8,000	26,418	-69.7%
Short term investments	314	134	134.3%	272	1,106	397	178.6%

Total interest income	65,257	72,402	-9.9%	71,536	297,028	303,801	-2.2%

Interest Expense:
Deposits	10,519	12,673	-17.0%	11,413	45,645	48,603	-6.1%
Securities sold under agreements to repurchase	22,402	24,709	-9.3%	23,206	93,279	100,609	-7.3%
Advances from FHLB and other borrowings	3,116	3,101	0.5%	3,121	12,347	12,248	0.8%
FDIC-guaranteed term notes	1,021	1,021	0.0%	1,021	4,084	4,084	0.0%
Note payable to the FDIC	—	—	0.0%	—	—	1,887	-100.0%
Subordinated capital notes	316	308	2.6%	305	1,231	1,238	-0.6%

Total interest expense	37,374	41,812	-10.6%	39,066	156,586	168,669	-7.2%

Net interest income	27,883	30,590	-8.8%	32,470	140,442	135,132	3.9%
Provision for non-covered loan and lease losses	3,800	3,700	2.7%	3,800	15,200	15,914	-4.5%
Provision for (recapture of) covered loan and lease losses, net	—	6,282	-100.0%	(1,936)	(1,387)	6,282	-122.1%

Total provision for loan and lease losses, net	3,800	9,982	-61.9%	1,864	13,813	22,196	-37.8%

Net interest income after provision for loan and lease losses	24,083	20,608	16.9%	30,606	126,629	112,936	12.1%

Non-Interest Income (Loss):
Wealth management revenues	5,927	4,717	25.7%	5,387	20,571	17,967	14.5%
Banking service revenues	3,648	3,756	-2.9%	3,182	13,788	11,797	16.9%
Mortgage banking activities	2,859	1,999	43.0%	2,758	9,876	9,554	3.4%

Total banking and wealth management revenues	12,434	10,472	18.7%	11,327	44,235	39,318	12.5%
Total loss on other-than-temporarily impaired securities	(15,018)	—	-100.0%	—	(15,018)	(39,674)	62.1%
Portion of loss on securities recognized in other comprehensive income	—	—	0.0%	—	—	22,508	-100.0%

Other-than-temporary impairments on securities	(15,018)	—	-100.0%	—	(15,018)	(17,166)	12.5%
Net accretion (amortization) of FDIC loss-share indemnification asset	(3,189)	1,416	-325.2%	(2,422)	(3,379)	4,330	-178.0%
Fair value adjustment on FDIC equity appreciation instrument	—	—	0.0%	—	—	909	-100.0%
Net gain (loss) on:
Sales of securities	4,895	(22,775)	121.5%	13,971	27,996	15,032	86.2%
Derivatives	(4,851)	22,953	-121.1%	(709)	(13,220)	(36,824)	64.1%
Trading securities	8	21	-61.9%	14	(15)	23	-165.2%
Foreclosed real estate	(1,383)	(241)	-473.9%	(199)	(1,717)	(524)	-227.7%
Early extinguishment of repurchase agreement	—	—	0.0%	(4,790)	(4,790)	—	-100.0%
Other	(3,251)	53	-6234.0%	(14)	(3,103)	99	-3234.3%

Total non-interest income (loss), net	(10,355)	11,899	-187.0%	17,178	30,989	5,197	496.3%

Non-Interest Expenses:
Compensation and employee benefits	11,041	11,354	-2.8%	11,593	45,552	41,723	9.2%
Professional and service fees	5,236	4,939	6.0%	5,309	21,742	16,491	31.8%
Occupancy and equipment	4,419	5,073	-12.9%	4,369	17,407	18,556	-6.2%
Insurance	1,709	1,788	-4.4%	1,302	6,642	7,006	-5.2%
Electronic banking charges	1,724	1,392	23.9%	1,375	5,709	4,504	26.8%
Taxes, other than payroll and income taxes	1,299	1,348	-3.6%	1,184	4,721	5,106	-7.5%
Advertising, business promotion, and strategic initiatives	1,589	1,639	-3.1%	1,686	5,975	4,978	20.0%
Loan servicing and clearing expenses	907	512	77.1%	975	3,979	3,051	30.4%
Foreclosure and repossession expenses	633	1,311	-51.7%	819	2,936	2,830	3.7%
Communication	411	656	-37.3%	391	1,623	2,561	-36.6%
Director and investor relations	328	365	-10.1%	352	1,305	1,463	-10.8%
Printing, postage, stationery and supplies	327	393	-16.8%	292	1,264	1,188	6.4%
Other	785	879	-10.7%	769	3,447	3,141	9.7%

Total non-interest expenses	30,408	31,649	-3.9%	30,416	122,302	112,598	8.6%

Income (loss) before income taxes	(16,680)	858	-2044.1%	17,368	35,316	5,535	538.0%
Income tax expense (benefit)	(4,794)	(4,216)	-13.7%	580	866	(4,298)	120.1%

Net income (loss)	(11,886)	5,074	-334.3%	16,788	34,450	9,833	250.4%
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,201)	(4,802)	(5,334)	10.0%
Less: Deemed dividend on preferred stock beneficial conversion feature	—	—	0.0%	—	—	(22,711)	100.0%

Income available (loss) to common shareholders	$(13,086)	$3,874	-437.8%	$15,587	$29,648	$(18,212)	262.8%

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	QUARTER ENDED				YEAR TO DATE
	31-Dec-11	31-Dec-10%		30-Sep-11	31-Dec-11	31-Dec-10%
(Dollars in thousands, except per share data)
PRE-TAX OPERATING INCOME
Net interest income	$27,883	$30,590	-8.8%	$32,470	$140,442	$135,132	3.9%
Provision for non-covered loan and lease losses	(3,800)	(3,700)	-2.7%	(3,800)	(15,200)	(15,914)	4.5%
Recapture of (provision for) covered loan and lease losses, net	—	(6,282)	100.0%	1,936	1,387	(6,282)	122.1%
Core non-interest income:
Wealth management revenues	5,927	4,717	25.7%	5,387	20,571	17,967	14.5%
Banking service revenues	3,648	3,756	-2.9%	3,182	13,788	11,797	16.9%
Mortgage banking activities	2,859	1,999	43.0%	2,758	9,876	9,554	3.4%

Total core non-interest income	12,434	10,472	18.7%	11,327	44,235	39,318	12.5%
Non-interest expenses	(30,408)	(31,649)	3.9%	(30,416)	(122,302)	(112,598)	-8.6%

Total Pre-tax operating income	$6,109	$(569)	1173.6%	$11,517	$48,562	$39,656	22.5%

INCOME (LOSS) PER COMMON SHARE
Basic	$(0.31)	$0.08	-467.7%	$0.35	$0.67	$(0.50)	234.6%

Diluted	$(0.31)	$0.08	-467.7%	$0.35	$0.67	$(0.50)	232.0%

COMMON STOCK DATA
Average common shares outstanding and equivalents	42,668	46,433	-8.1%	44,105	44,524	36,810	21.0%

Cash dividends per share of common stock	$0.06	$0.05	19.9%	$0.05	$0.21	$0.17	23.5%

Cash dividends declared on common shares	$2,476	$2,320	6.7%	$2,202	$9,153	$6,820	34.2%

Pay-out ratio	-19.58%	60.02%	-132.6%	14.16%	31.54%	-33.71%	193.6%

SELECTED FINANCIAL DATA
PERFORMANCE RATIOS:
Return on average assets	-0.68%	0.28%	-343.8%	0.95%	0.48%	0.14%	244.9%

Return on average common equity	-7.98%	2.35%	-439.9%	9.41%	4.50%	-3.63%	224.0%

Equity-to-assets ratio	10.39%	10.02%	3.7%	10.36%	10.39%	10.02%	3.7%

Efficiency ratio	75.42%	77.08%	-2.1%	69.45%	66.22%	64.54%	2.6%

Expense ratio	1.13%	1.32%	-13.9%	1.19%	1.21%	1.14%	5.7%

TAX EQUIVALENT SPREAD
Interest-earning assets	4.11%	4.50%	-8.6%	4.46%	4.60%	4.74%	-3.0%
Tax equivalent adjustment	0.81%	1.46%	-44.5%	0.54%	0.82%	1.54%	-46.8%

Interest-earning assets - tax equivalent	4.92%	5.96%	-17.4%	5.00%	5.42%	6.28%	-13.7%
Interest-bearing liabilities	2.43%	2.55%	-4.8%	2.49%	2.48%	2.57%	-3.5%

Tax equivalent interest rate spread	2.50%	3.41%	-26.8%	2.51%	2.94%	3.71%	-20.8%

Tax equivalent interest rate margin	2.56%	3.36%	-23.8%	2.57%	2.99%	3.65%	-18.1%

NORMAL SPREAD
Investments	2.23%	3.35%	-33.3%	3.08%	3.41%	3.96%	-13.9%
Loans
Loans not covered under shared-loss agreements with the FDIC	5.75%	6.27%	-8.3%	5.80%	5.77%	6.14%	-6.0%
Loans covered under shared-loss agreements with the FDIC	17.12%	9.07%	88.7%	13.73%	12.12%	8.93%	35.7%

	9.18%	7.32%	25.4%	8.25%	7.81%	6.97%	12.1%

Interest-earning assets	4.11%	4.50%	-8.6%	4.46%	4.60%	4.74%	-3.0%

Deposits
Retail deposits	1.66%	2.11%	-21.56%	1.79%	1.81%	2.23%	-18.83%

Wholesale deposits	2.45%	1.42%	72.82%	2.49%	2.14%	1.76%	21.59%

	1.79%	1.95%	-8.36%	1.92%	1.87%	2.12%	-11.79%

Borrowings
Securities sold under agreements to repurchase	2.69%	2.84%	-5.4%	2.72%	2.73%	2.84%	-3.9%
Advances from FHLB and other borrowings	3.83%	3.78%	1.3%	3.80%	3.83%	3.77%	1.6%
FDIC-guaranteed term notes	3.88%	3.88%	-0.1%	3.85%	3.87%	3.87%	0.0%
Purchase money note issued to the FDIC	—	—	—	—	—	0.73%	-100.0%
Subordinated capital notes	3.50%	3.41%	2.7%	3.38%	3.41%	3.43%	-0.6%

	2.82%	2.95%	-4.2%	2.85%	2.86%	2.81%	1.8%

Interest-bearing liabilities	2.43%	2.55%	-4.8%	2.49%	2.48%	2.57%	-3.5%

Interest rate spread	1.69%	1.95%	-13.6%	1.97%	2.12%	2.17%	-2.3%

Interest rate margin	1.76%	1.90%	-7.5%	2.03%	2.17%	2.11%	2.8%

AVERAGE BALANCES
Investments	$4,628,789	$4,574,376	1.2%	$4,698,429	$4,721,157	$4,755,710	-0.7%
Loans	1,717,081	1,861,734	-7.8%	1,715,035	1,742,137	1,656,758	5.2%

Interest-earning assets	$6,345,870	$6,436,110	-1.4%	$6,413,464	$6,463,294	$6,412,468	0.8%

Deposits	$2,354,569	$2,603,713	-9.6%	$2,382,490	$2,435,868	$2,289,167	6.4%
Borrowings	3,802,972	3,954,446	-3.8%	3,881,440	3,882,101	4,272,056	-9.1%

Interest-bearing liabilities	$6,157,541	$6,558,159	-6.1%	$6,263,930	$6,317,969	$6,561,223	-3.7%

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
	31-Dec-11	31-Dec-10%		30-Sep-11
(Dollars in thousands)
BALANCE SHEET
Cash and cash equivalents	$605,477	$448,936	34.9%	$517,336

Securities purchased under agreements to resell	—	—	0.0%	165,000

Investments:
Trading securities	180	1,330	-86.5%	346
Investment securities available-for-sale, at fair value, with amortized cost of $2,873,682 (December 31, 2010 - $3,661,146, September 30, 2011 - $3,154,057)
FNMA and FHLMC certificates	2,676,781	3,282,189	-18.4%	2,834,979
Obligations of US Government sponsored agencies	—	3,000	-100.0%	—
CMO’s issued by US Government sponsored agencies	130,045	177,805	-26.9%	232,130
GNMA certificates	28,336	127,714	-77.8%	31,367
Structured credit investments	37,288	41,693	-10.6%	40,976
Obligations of Puerto Rico Government and political subdivisions	81,482	67,663	20.4%	81,354
Other debt securities	5,980	—	100.0%	6,166

Total investment securities available-for-sale	2,959,912	3,700,064	-20.0%	3,226,972

FNMA and FHLMC certificates held-to-maturity, at amortized cost, with fair value of $904,556 (December 31, 2010 - $675,721, September 30, 2011 - $854,633)	884,026	689,917	28.1%	837,920
Federal Home Loan Bank (FHLB) stock, at cost	23,779	22,496	5.7%	23,779
Other investments	73	150	-51.3%	75

Total investments	3,867,970	4,413,957	-12.4%	4,089,092

Loans:
Loans not covered under shared-loss agreements with the FDIC:
Mortgage	819,651	872,482	-6.1%	837,164
Commercial	301,573	234,992	28.3%	270,633
Leasing	25,768	10,257	151.2%	21,283
Consumer	41,301	35,942	14.9%	37,241

Total loans receivable not covered under shared-loss agreements with the FDIC, gross	1,188,293	1,153,673	3.0%	1,166,321
Less: Deferred loan fees, net	(4,545)	(4,354)	-4.4%	(4,683)

Total loans receivable not covered under shared-loss agreements with the FDIC	1,183,748	1,149,319	3.0%	1,161,638
Allowance for loan and lease losses on non-covered loans	(37,010)	(31,430)	-17.8%	(35,869)

Loans receivable, net	1,146,738	1,117,889	2.6%	1,125,769
Mortgage loans held for sale	26,939	33,979	-20.7%	33,619

Total loans not covered under shared-loss agreements with the FDIC, net	1,173,677	1,151,868	1.9%	1,159,388
Loans covered under shared-loss agreements with the FDIC:
Loans secured by 1-4 family residential properties	140,824	166,865	-15.6%	143,861
Construction and development secured by 1-4 family residential properties	16,976	17,253	-1.6%	16,044
Commercial and other construction	325,832	388,240	-16.1%	341,388
Leasing	36,122	79,093	-54.3%	45,598
Consumer	13,778	18,546	-25.7%	14,839

Loans covered under shared-loss agreements with the FDIC	533,532	669,997	-20.4%	561,730
Allowance for loan and lease losses on covered loans	(37,256)	(49,286)	24.4%	(37,240)

Loans covered under shared-loss agreements with the FDIC, net	496,276	620,711	-20.0%	524,490

Total loans, net	1,669,953	1,772,579	-5.8%	1,683,878
FDIC shared-loss indemnification asset	392,367	473,629	-17.2%	392,096
Foreclosed real estate covered under shared-loss agreements with the FDIC	13,867	14,871	-6.8%	16,319
Foreclosed real estate not covered under shared-loss agreements with the FDIC	13,812	11,969	15.4%	14,675
Other repossessed assets covered under shared-loss agreements with the FDIC	708	2,350	-69.9%	1,824
Core deposit intangible	1,185	1,328	-10.8%	1,221
Accrued interest receivable	20,182	28,716	-29.7%	24,246
Deferred tax asset, net	32,023	30,732	4.2%	33,102
Prepaid FDIC Insurance	11,599	16,796	-30.9%	12,882
Premises and equipment, net	21,520	23,941	-10.1%	22,498
Other prepaid expenses	6,498	7,858	-17.3%	10,477
Servicing asset	10,454	9,695	7.8%	10,014
Tax credits	1,303	3,432	-62.0%	2,605
Debt issuance costs	1,067	2,299	-53.6%	1,375
Goodwill	2,701	2,701	0.0%	2,701
Investment in statutory trust	1,086	1,086	0.0%	1,086
Derivative assets	9,317	28,315	-67.1%	6,707
Accounts receivable and other assets	10,577	15,816	-33.1%	14,154

Total assets	$6,693,666	$7,311,006	-8.4%	$7,023,288

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
(Dollars in thousands)	31-Dec-11	31-Dec-10%		30-Sep-11
Deposits:
Non-interest bearing demand deposits	$190,001	$170,705	11.3%	$181,711
Interest-bearing savings and demand deposits	1,041,529	1,019,539	2.2%	1,054,226
Individual retirement accounts	361,411	361,972	-0.2%	356,952
Retail certificates of deposit	378,146	477,180	-20.8%	395,902

Total Retail Deposits	1,971,087	2,029,396	-2.9%	1,988,791
Institutional deposits	168,301	280,617	-40.0%	184,022
Brokered Deposits	255,879	278,875	-8.2%	205,552

Total deposits	2,395,267	2,588,888	-7.5%	2,378,365

Borrowings:
Short-term borrowings	39,920	42,460	-6.0%	46,619
Securities sold under agreements to repurchase	3,056,238	3,456,781	-11.6%	3,356,322
Advances from FHLB	281,753	281,753	0.0%	281,753
FDIC-guaranteed term notes	105,834	105,834	0.0%	105,112
Subordinated capital notes	36,083	36,083	0.0%	36,083

Total borrowings	3,519,828	3,922,911	-10.3%	3,825,889

Total interest-bearing liabilities	5,915,095	6,511,799	-9.2%	6,204,254

FDIC net settlement payable	115	22,954	-99.5%	41
Derivative liabilities	47,425	64	74001.6%	48,146
Accrued expenses and other liabilities	35,476	43,858	-19.1%	42,931

Total liabilities	5,998,111	6,578,675	-8.8%	6,295,372

Preferred stock	68,000	68,000	0.0%	68,000
Common stock	47,809	47,808	0.0%	47,808
Additional paid-in capital	499,096	498,435	0.1%	498,875
Legal surplus	50,178	46,331	8.3%	51,274
Retained earnings	68,149	51,502	32.3%	82,616
Treasury stock, at cost	(74,808)	(16,732)	-347.1%	(45,376)
Accumulated other comprehensive income, net	37,131	36,987	0.4%	24,719

Total stockholders’ equity	695,555	732,331	-5.0%	727,916

Total liabilities and stockholders’ equity	$6,693,666	$7,311,006	-8.4%	$7,023,288

SELECTED FINANCIAL DATA AT YEAR-END
Common shares outstanding at end of period	41,245	46,349	-11.0%	44,015

Book value per common share	$15.22	$14.33	6.2%	$14.99

Tangible book value per common share	$15.12	$14.25	6.1%	$14.90

Trust assets managed	$2,216,088	$2,175,270	1.9%	$2,193,425
Broker-dealer assets gathered	1,926,148	1,695,635	13.6%	1,791,408

Total assets managed	$4,142,236	$3,870,905	7.0%	$3,984,833

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
	31-Dec-11	31-Dec-10%		30-Sep-11
CAPITAL DATA
Leverage capital ratio	9.65%	9.50%	1.6%	10.12%
Leverage capital ratio required	4.00%	4.00%		4.00%
Actual tier 1 capital	$661,614	$699,415	-5.4%	$705,939
Tier 1 capital required	$274,231	$294,472	-6.9%	$279,070
Excess over regulatory requirement	$387,383	$404,943	-4.3%	$426,869
Tier 1 risk-based capital ratio	31.56%	31.04%	1.7%	31.47%
Tier 1 risk-based capital ratio required	4.00%	4.00%		4.00%
Actual tier 1 risk-based capital	$661,614	$699,415	-5.4%	$705,939
Tier 1 risk-based capital required	$83,845	$90,139	-7.0%	$89,742
Excess over regulatory requirement	$577,769	$609,276	-5.2%	$616,197
Risk-weighted assets	$2,096,125	$2,253,487	-7.0%	$2,243,558
Total risk-based capital ratio	32.84%	32.32%	1.6%	32.74%
Total risk-based capital ratio required	8.00%	8.00%		8.00%
Actual total risk-based capital	$688,415	$728,241	-5.5%	$734,547
Total risk-based capital required	$167,690	$180,279	-7.0%	$179,485
Excess over regulatory requirement	$520,725	$547,962	-5.0%	$555,062
Risk-weighted assets	$2,096,125	$2,253,487	-7.0%	$2,243,558
Tangible common equity to total assets	9.32%	9.03%	3.2%	9.34%
Tangible common equity to total risk-weighted assets	29.75%	29.30%	1.5%	29.24%
Total equity to total assets	10.39%	10.02%	3.7%	10.36%
Total equity to risk-weighted assets	33.18%	32.50%	2.1%	32.44%
Tier 1 common equity to risk-weighted assets	28.32%	28.02%	1.1%	28.43%
Tier 1 common equity	$593,614	$631,415	-6.0%	$637,939

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	QUARTER ENDED				YEAR TO DATE
(Dollars in thousands)	31-Dec-11	31-Dec-10%		30-Sep-11	31-Dec-11	31-Dec-10%
Loan Production and Purchases Summary:
Mortgage loans production	$47,584	$50,726	-6.2%	$52,699	$205,389	$220,253	-6.7%
Mortgage loans purchased	—	6,626	-100.0%	—	7,395	24,925	-70.3%

Total mortgage	47,584	57,352	-17.0%	52,699	212,784	245,178	-13.2%

Commercial	47,466	34,381	38.1%	30,037	139,785	101,042	38.3%
Leasing	5,522	5,242	5.3%	5,582	21,646	11,633	86.1%
Consumer	6,698	4,503	48.7%	5,734	21,738	13,758	58.0%

Total loan production and purchases	$107,270	$101,478	5.7%	$94,052	$395,953	$371,611	6.6%

CREDIT DATA
Net credit losses, excluding loans covered under shared-loss agreements with the FDIC:
Mortgage	$1,300	$978	32.9%	$1,391	$5,735	$3,773	52.0%
Commercial	976	488	100.0%	385	2,345	2,753	-14.8%
Consumer	367	445	-17.5%	305	1,353	1,230	10.0%
Leasing	16	—	100.0%	80	186	—	100.0%

Total net credit losses	$2,659	$1,911	39.1%	$2,161	$9,619	$7,756	24.0%

Net credit losses to average loans outstanding	0.89%	0.66%	34.6%	0.73%	0.81%	0.67%	21.8%

	AS OF
	31-Dec-11	31-Dec-10%		30-Sep-11
Allowance for loan and lease losses on non-covered loans	$37,010	$31,430	17.8%	$35,869

Allowance coverage ratios:
Allowance for loan and lease losses to total loans (excluding loans covered under shared-loss agreements with the FDIC)	3.06%	2.66%	15.1%	3.00%

Allowance for loan and lease losses to non-performing loans	27.46%	25.59%	7.3%	27.08%

Non-performing assets summary (excluding assets covered under shared-loss agreements with the FDIC):
Mortgage	$97,340	$98,729	-1.4%	$94,520
Commercial	36,988	23,619	56.6%	37,471
Consumer	334	421	-20.7%	334
Leasing	102	35	191.4%	119

Non-performing loans	134,764	122,804	9.7%	132,444
Foreclosed properties	13,812	11,969	15.4%	14,675

Non-performing assets	$148,576	$134,773	10.2%	$147,119

Non-performing loans to:
Total loans, excluding covered loans	11.38%	10.68%	6.6%	11.40%

Total assets, excluding covered assets	2.19%	1.85%	18.4%	2.06%

Total capital	19.38%	16.77%	15.6%	18.19%

Non-performing assets to total assets, excluding covered assets	2.42%	2.03%	19.2%	2.28%

Non-performing assets to total capital	21.36%	18.40%	16.1%	20.21%